Exhibit A(6)(b)


                           SECOND AMENDED AND RESTATED

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF

                              TSC DISTRIBUTORS, LLC

     This Amended and Restated Limited Liability Company Operating Agreement

(this "Agreement") of TSC Distributors, LLC, a Delaware limited liability company (the "Company"), is entered into by TS Capital, LLC, in its capacity as the sole member (the "Member") and is effective as of the 9th day of August,

2012.  This Agreement of the Company hereby establishes the terms and conditions governing the business and operation of the Company as a limited liability company pursuant to and in accordance with the provisions of the Delaware

Limited Liability Company Act (6 Del. C. Section 18-101, et seq.), as amended from time to time (the "Act"), and supersedes and replaces, in its entirety,

that certain Amended and Restated Limited Liability Company Operating Agreement

of the Company dated March 1, 2012.  This Agreement of the Company is made solely to reflect the change in name of "ABAX Brokerage Services LLC" to "TSC

Distributors, LLC."  References to the Company include both "ABAX Brokerage

Services LLC" and "TSC Distributors, LLC."

     1.   NAME.  The name of the limited liability company formed hereby is TSC

Distributors, LLC, or such other name as the Member may from time to time determine.  The Member shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates as may, from time to time, be required by law.





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     2.   PRINCIPAL BUSINESS OFFICE.  The principal business office of the

Company shall be located at 10 High Street, Suite 701, Boston,

Massachusetts 02110, or such other location as may hereafter be determined by the Member.

     3.   REGISTERED AGENT.  The name and address of the registered agent of the

Company is the Corporation Service Company, located at 2711 Centerville Road,

Suite 400, Wilmington, Delaware  19808.  At any time, the Member may designate another registered agent and/or registered office.

     4.   PURPOSE.  The Company is formed to serve as a broker-dealer registered with the U. S. Securities and Exchange Commission and as a member firm of the

Financial Industry Regulatory Authority ("FINRA"), and to engage in any lawful act or activity for which limited liability companies may be formed under the

Act.

     5.   MEMBER.

          (a)  TS Capital, LLC is the sole Member of the Company and the sole record and beneficial holder of the Interest (as hereinafter defined).

          (b) The mailing address of the Member is Wall Street Plaza, 88 Pine Street, Suite 2430, New York, New York 10005.

          (c)  The Member may act by written consent.

     6.   INTEREST.  The Company shall be authorized to issue a single class of

Limited Liability Company Interest (the "Interest") including any and all benefits to which the holder of such Interest may be entitled in this Agreement,

together with all obligations of such person to comply with the terms and provisions of this Agreement.



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     7.   TAX CHARACTERIZATION AND RETURNS.

          (a)  The Member acknowledges that at all times that two or more persons or entities hold equity interests in the Company for federal income tax purposes:  (i) it is the intention of the Company to be treated as a

"partnership" for federal and all relevant state tax purposes; and (ii) the

Company will be treated as a "partnership" for federal and all relevant state tax purposes and shall make all available elections to be so treated.  Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes.  All provisions of the Company's certificate of formation and this

Agreement are to be construed so as to preserve that tax status under those circumstances.

          (b)  In the event that the Company is treated as a partnership for tax purposes in accordance with Section 7(a) hereof, then within ninety (90) days after the end of each fiscal year, the Company will cause to be delivered to each person who was a Member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each Member's federal, state or local income tax (or information) returns, including a statement showing each Member's share of income, gain or loss, and credits for the fiscal year.

     8.   MANAGEMENT OF THE COMPANY.

          (a)  Manager.  Subject to the provisions of the Act and any limitations in the certificate of formation and this Agreement as to action required to be authorized or approved by the Member, the business and affairs of the Company shall be managed and all its powers shall be exercised by or under the direction of a Manager.  Without prejudice to such general powers,

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but subject to the same limitations, it is hereby expressly declared that the

Manager shall have the following powers:

               (i)  to conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with law or with the certificate of formation or with this Agreement, as the

Manager shall deem to be in the best interests of the Company;

               (ii)  to appoint and remove at pleasure the officers, agents and employees of the Company, prescribe their duties and fix their compensation;

               (iii)  to borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company's name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges,

hypothecations or other evidences of debt in security therefor; including, but not limited to, notes and mortgages permitting the lender to confess a judgment against the Company;

               (iv)  to acquire real and personal property, arrange financing and enter into contracts; and

               (v)  to make all other arrangements and do all things which are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

          (b)  Limited Liability.  Except as expressly set forth in this

Agreement or required by law, the Manager shall not be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager of the Company.

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          (c)  Number and Qualifications of Managers.  The authorized number of

Managers shall be one (1).  The authorized number of Managers may be changed from time to time upon the affirmative action by the sole Member.  A Manager who is actively engaged in the management of the Company's investment banking or securities business, including the supervision, solicitation, conduct of business, or the training of associated persons for any of these functions,

shall be required to be licensed and registered with FINRA as a principal.  A

Manager is not required to be licensed and registered with FINRA if they are not actively engaged in the management of the Company's investment banking or securities business.  "Actively engaged in management" means the day-to-day conduct of the Company's investment banking or securities business and the implementation of corporate policies related to such business.  A Manager's regular participation in Manager meetings, during which Company policies may be developed or adopted, would not by itself rise to the level of being actively engaged in the Company's management.

          (d)  Election and Removal of Managers.

               (i)  The Managers shall be elected by the affirmative action of the sole Member.  Each Manager, including a Manager elected to fill a vacancy,

shall hold office until such Manager's resignation, removal or inability to serve.

               (ii) Any Manager may be removed, with or without cause, by the sole Member.

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          (e)  Vacancies; Resignations.

               (i)  A vacancy shall be deemed to exist in case of the death,

mental incompetence, resignation or removal of any Manager, or if the authorized number of Managers shall be increased.

               (ii)  A vacancy may only be filled by designation by the Member.

               (iii)  Any Manager may resign effective upon giving thirty (30)

days' written notice to the sole Member of the Company, unless the notice specifies a later time for the effectiveness of such resignation.  The Member shall have power to elect a successor to take office when the resignation is to become effective.

          (f)  Initial Manager.  TS Capital, LLC shall be the initial Manager.

          (g)  Compensation of Managers.  Managers of the Company shall serve without compensation.

          (h)  Transactions of Managers with the Company.  A Manager, directly or through an affiliate, may lend money to and transact other business with the

Company.  Such Manager has the same rights and obligations with respect thereto as a person who is not a Member or Manager.

          (i)  Liability for Certain Acts.  The Manager shall exercise its business judgment in managing the business operations and affairs of the

Company.  Unless fraud, deceit, gross negligence, willful misconduct or a wrongful taking shall be proven by a court of competent jurisdiction, after exhaustion of all appeals therefrom, the Managers shall not be liable or obligated to the Member for any mistake of fact or judgment or for the doing of any act or for the failure to do any act by the Managers in conducting the business operations and affairs of the Company.  The Managers shall incur no liability to the Company or to the Member as a result of engaging in any other business or venture, so long as the Managers shall spend the required time and shall pay attention to the details of the business as they deem appropriate to further the operation of the Company.

          (j)  Actions of the Manager.  The Manager may act by written consent.

     9.   OFFICERS.

          (a)  General.  Subject to the provisions of the Act and the certificate of formation, the Manager may determine from time to time to appoint one or more individuals as officers of the Company.  Every officer must be at least 18 years of age.  An officer need not be a Member or Manager of the

Company, and any number of offices may be held by the same person.  Certain officers who are actively engaged in the management of the Company's investment banking or securities business, including the supervision, solicitation, conduct of business, or the training of associated persons for any of these functions,

shall be required to be licensed and registered with FINRA as a principal.  The officers of the Company may be a chief executive officer, a secretary, a treasurer and a chief compliance officer.  The Company may also have, at the discretion of the Manager, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be designated from time to time by the Managers.

          (b)  Appointment and Removal.  The officers shall be appointed by the

Manager.  Each officer, including an officer elected to fill a vacancy, shall hold office at the pleasure of the Manager until his or her successor is elected, except as otherwise provided by the Act or this Agreement.  Any officer may be removed, with or without cause, at any time by the affirmative vote of the majority of Managers then in office.

          (c)  Chief Executive Officer.  The chief executive officer shall be the principal executive officer of the Company and shall, subject to the control of the Manager and such restrictions as the Manager may impose by resolution,

have general supervision, direction and control of the business and affairs of the Company.  The chief executive officer shall be required to be licensed and registered with FINRA as a principal.

          (d)  Vice Presidents.  In the absence or disability or refusal to act of the chief executive officer, the vice presidents in order of their rank as fixed by the Manager, or, if not ranked, the vice president designated by the

Manager, shall perform all of the duties of the chief executive officer and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer.  The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the chief executive officer or by this Agreement or by the Manager.

          (e)  Secretary.  The secretary shall keep or cause to be kept at the principal business office of the Company, or such other place as the Manager may order, a book of minutes of all proceedings of the Member and of the Manager,

with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those present and the number of votes present or represented at Member's or Managers' meetings.  The secretary or an assistant secretary, or, if they are absent or unable or refuse to act, any other officer of the Company, shall give or cause to be given notice of all the meetings of the Member required by the Agreement or by law to be given, shall keep the seal of the Company, if any, in safe custody, and shall have such other powers and perform such other duties as may be prescribed from time to time by the chief executive officer or by this Agreement or by the

Managers.



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          (f)  Assistant Secretaries.  It shall be the duty of the assistant secretaries to assist the secretary in the performance of his or her duties and generally to perform such other duties as may be delegated to them by the chief executive officer or by this Agreement or by the Manager.

          (g)  Treasurer.  The treasurer shall be the chief financial officer of the Company and shall keep and maintain, or cause to be kept and maintained,

adequate and correct books and records of account of the Company.  The treasurer shall receive and deposit all moneys and other valuables belonging to the

Company in the name and to the credit of the Company and shall disburse the same only in such manner as the chief executive officer or the Managers may from time to time determine, shall render to the chief executive officer or the Manager,

whenever requested, an account of all his or her transactions as treasurer and of the financial condition of the Company, and shall perform such further duties as the chief executive officer or this Agreement or the Manager may prescribe from time to time.  The treasurer shall be required to be licensed and registered with FINRA as a financial and operations principal.

          (h)  Assistant Treasurers.  It shall be the duty of the assistant treasurers to assist the treasurer in the performance of his or her duties and generally to perform such other duties as may be delegated to them by the chief executive officer or by this Agreement or by the Manager.

          (i)  Chief Compliance Officer.  The chief compliance officer shall be the person designated by the Manager to administer the Company's written compliance policies and written supervisory procedures adopted pursuant to NASD

Rule 3010, as amended from time to time.  The chief compliance officer must no less frequently than annually, meet separately with the chief executive officer to discuss the processes in place to establish, maintain, review, test



                                       -9-

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and modify the written compliance policies and written supervisory procedures reasonably designed to achieve compliance with FINRA rules, and the federal securities laws and regulations.  The chief compliance officer shall be required to be licensed and registered with FINRA as a principal.

     10.  LIMITED LIABILITY.  To the fullest extent permitted by the Act,

(a) the debts, obligations and liabilities of the Company, whether arising in contact, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and (b) neither the Member, any Affiliate thereof, nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, such Affiliate, or acting as Manager of the Company.

          As used herein, "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with,

such person and shall include, if such Person is an individual, members of the family of such Person and trusts for the benefit of such individual or family members.  For purposes of this definition, the term, "control" (including the correlative meanings of the terms "controlling" "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          As used herein, "Person" shall mean an individual, corporation,

partnership, joint venture, association, joint-stock Company, limited liability

Company, non-incorporated organization or government or any agency or political subdivision thereof.



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     11.  INITIAL CAPITAL CONTRIBUTIONS.  Simultaneous with the closing of the merger of ABAX BROKERAGE SERVICES, INC., a Texas corporation ("ABAX Texas") into

ABAX Brokerage Services LLC pursuant to the Agreement and Plan of Merger dated

February 4, 2011 by and between ABAX Brokerage Services LLC and ABAX Texas,

ABAX Texas ceased to exist and all of its assets, rights, properties and liabilities were contributed to ABAX Brokerage Services LLC as more fully described in Schedule B hereto.  ABAX Brokerage Services LLC is the prior name of the Company.

     12.  ADDITIONAL CONTRIBUTIONS.  Except for the capital contributions set forth in Section 11 above, the Member is not required to make any additional capital contributions to the Company.  However, the Member may make additional capital contributions to the Company at any time.  The provisions of this

Agreement, including this Section 12, are intended solely to benefit of the

Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company or the Member shall be a third-party beneficiary of this Agreement)

and the Member shall not have any duty or obligation to any creditor of the

Company or the Member to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

     13.  DISSOLUTION.  Except as provided in this Section 13, the Company shall have a perpetual existence.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member; and (b) the entry of a decree of judicial dissolution under

Section18-802 of the Act.

     14.  ALLOCATION OF PROFITS AND LOSSES.  The Company's profits and losses shall be allocated 100% to the Member.



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     15.  DISTRIBUTIONS.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its Interest in the Company if such distribution would violate Section18-607 of the Act or any other applicable law.

     16.  BOOKS AND RECORDS.  The Company shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business.  The Member and its duly authorized representatives shall have the right to examine the Company's books, records and documents during normal business hours.  The Company's books of account shall be kept using the method of accounting determined by the Member.

     17.  REPORTS.

          (a)  The books of account and records of the Company shall be audited as of the end of each fiscal year by independent certified public accountants designated from time-to-time by the Manager.

          (b)  For each fiscal year, the Manager shall cause to be prepared a report setting forth as of the end of such fiscal year:

               (i)  a balance sheet of the Company;

               (ii)  a profit and loss statement of the Company; and

               (iii)  such other information as reasonably shall be necessary for the Member to be advised of the financial status and results of operations of the Company.

          (c)  The Manager shall, after the end of each fiscal year, cause the preparation of and shall transmit to the Member or its assignee such tax information as may be reasonably necessary to enable the Member or its assignee to prepare all federal, state and local income tax returns relating to such fiscal year.



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     18.  OTHER BUSINESS.  The Member and any of its Affiliates may engage in or possess an interest in other business ventures of every kind and description,

independent or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this

Agreement.

     19.  EXCULPATION AND INDEMNIFICATION.  To the fullest extent permitted by the Act, no officer or Manager of the Company (collectively, the "Covered

Persons") shall be liable to any other officer or Manager of the Company, the

Company, the Member or any other Person who has an interest in or claim against the Company or the Member for any loss, damage or claim, including, without limitation, any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the

Company and in a manner such Covered Person reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement,

except that such limitation shall not limit the liability, if any, of a Covered

Person to the Company or the Member for any such loss, damage or claim to the extent incurred by reason of such Covered Person's own gross negligence or willful misconduct.

     20.  ASSIGNMENTS.  With the consent of the members of the Manager, the

Member may assign, transfer or otherwise dispose of, in whole or in part, the

Member's membership Interest in the Company.

     21.  ADMISSION OF ADDITIONAL MEMBERS.  One or more additional members may be admitted to the Company with the consent of the Member and the members of the

Manager.

     22.  AMENDMENTS.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the

Member and approved by the members of the Manager.



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     23.  NOTICES.  Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to 10 High Street, Suite 701, Boston,

Massachusetts  02110, (b) in the case of the Member, to Wall Street Plaza, 88

Pine Street, Suite 2430, New York, New York 10005, and (c) in the case of either of the foregoing or the Managers, at such other address as may be designated by written notice to the other party.

     24.  EFFECTIVENESS.  Pursuant to Section18-201(d) of the Act this Agreement shall be effective as of the time of the filing of the certificate of formation in the Office of the Delaware Secretary of State.

     25.  RULES OF CONSTRUCTION.  Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words "include"

and "including" shall be deemed to be followed by the phrase "without limitation."  The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular

Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All

Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

     26.  EXECUTION BY COMPANY.  The parties hereto hereby acknowledge and agree that the Company will become a party to this Agreement by execution by a Manager on behalf of the Company.

     27.  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.



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     28.  ADDITIONAL RESTRICTION.  Notwithstanding any other provision of this

Agreement, and to the fullest extent permitted under the Act:

          (a)  The bankruptcy (as defined in Section18-801 of the Act of the

Act), death, retirement, resignation, expulsion or dissolution of any member of the Company, including, without limitation, the Member, shall not cause such

Member to cease to be a Member of the Company, and shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event the Company shall be continued without dissolution;

          (b)  The Interest of a Member in the Company, including the Interest in the Company of the Member as the sole Member of the Company, is personal property and a Member has no interest in, and no right, power, authority or authorization to obtain or receive, and a judgment creditor or other creditor of a Member shall have no right, power, authority or authorization to attach, or otherwise obtain any interest in or rights to any specific property or assets of the Company; and

          (c)  At all times the Company shall have not less than one (1)

Member.

     29.  GOVERNING LAW.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the substantive laws of the State of Delaware,

without reference to the principles governing the conflict of laws applicable in that or any other jurisdiction.




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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Second Amended and Restated Limited Liability Company Operating Agreement as of the date first set forth above.

                              COMPANY:

                              TSC DISTRIBUTORS, LLC



                              BY:           /S/ HARVEEN K. SINGH
                                 --------------------------------------------
                                 Name:  Harveen K. Singh
                                 Title:  Chief Executive Officer





                              MEMBER:

                              TS CAPITAL, LLC



                              BY:           /S/ HARVEEN K. SINGH
                                 --------------------------------------------
                                 Name:  Harveen K. Singh
                                 Title: Manager and Chief Executive Officer







                                      -16-

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                                                                 Exhibit A(6)(b)

                                                                      SCHEDULE A


                              TSC DISTRIBUTORS, LLC

                                    OFFICERS



NAME AND ADDRESS:                          TITLES:
------------------------------------       ------------------------------------

Harveen K. Singh                           Chief Executive Officer
(also known as Tina K. Singh)
Wall Street Plaza
88 Pine Street, Suite 2430
New York, New York 10005

Jerome A. Vainisi                          Vice President and Co-Director
10 High Street, Suite 701                  of Marketing and Distribution
Boston, Massachusetts 02110

Richard J. Finelli                         Vice President and Co-Director
10 High Street, Suite 701                  of Marketing and Distribution
Boston, Massachusetts 02110

Ed McCabe                                  Chief Compliance Officer and
Wall Street Plaza                          Treasurer/FINOP
88 Pine Street, Suite 2430
New York New York 10005

                                                                 Exhibit A(6)(b)

                                                                      SCHEDULE B


                              TSC DISTRIBUTORS, LLC

                (FORMERLY KNOWN AS "ABAX BROKERAGE SERVICES LLC")

                          INITIAL CAPITAL CONTRIBUTIONS

ABAX Brokerage Services LLC (the "Company") shall, from and after the effective date of the merger by and between the Company and ABAX BROKERAGE SERVICES, INC., a Texas corporation ("ABAX Texas") pursuant to the Agreement and Plan of Merger dated February 4, 2011, as it may be amended from time to time, possess and own all the rights, privileges, powers and franchises of whatsoever nature and description, of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties of the Company and ABAX Texas (collectively, the "Constituent Corporations"); and all rights, privileges, powers and franchises of the Constituent Corporations and all property (real, personal and mixed), patents, trademarks, goodwill, licenses, registrations, permits and other assets of every kind and description, and all debts due to the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to the Constituent Corporations shall be vested in and devolve upon the Company without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Company as they were of the respective Constituent Corporations and the title to any real estate vested by deed or otherwise in the Constituent Corporations shall not revert to any other person or entity or be in any way impaired by reason of the merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either of the Constituent Corporations may be prosecuted to judgment or decree as if the merger had not taken place, or the Company may be substituted in such action or proceeding.









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